EXHIBIT P

                                 EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of September 12, 2008, by and among HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., an exempted company organized under the laws of the Cayman Islands ("Harbinger Master"), HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership ("Harbinger Special" and, together with Harbinger Master, "Harbinger"), and MOTIENT VENTURES HOLDING INC., a Delaware corporation (the "Stockholder"). Each of Harbinger Master, Harbinger Special and the Stockholder is hereinafter referred to as a "Party" and collectively as the "Parties."

     WHEREAS, the Stockholder currently owns 29,926,074 shares (the "Shares") of non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"), of SkyTerra Communications, Inc., a Delaware corporation (the "Company"). Except for the Shares, neither the Stockholder nor any of its Affiliates (as hereinafter defined) owns any Equity Security (as hereinafter defined) of the Company or any Subsidiary (as hereinafter defined) of the Company.

     WHEREAS, the Stockholder wishes to sell the Purchased Shares (as hereinafter defined) to Harbinger and Harbinger wishes to purchase the Purchased Shares from the Stockholder on the terms and conditions set forth in this Agreement.

     WHEREAS, the Stockholder wishes to sell the Other Shares (as hereinafter defined) to Solus Alternative Asset Management or its affiliates (collectively, "Solus"), Och Ziff Capital Management Group LLC or its affiliates (collectively, "Och Ziff"), Millenium Partners L.P. or its affiliates (collectively, "Millenium") and George Haywood, on the terms and conditions set forth in the Other Purchase Agreements (as hereinafter defined).

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

     "Agreement" has the meaning set forth in the preamble.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither Harbinger nor any of its Affiliates shall be deemed to be in control of, or otherwise an Affiliate of, the Stockholder or TerreStar Corporation.

     "Business Day" means any day excluding (i) Saturday, (ii) Sunday and (iii) any day on which banking institutions located in the State of New York are required to be closed for the conduct of regular business.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" means a date no later than three Business Days following the satisfaction of the conditions set forth in Section 3.1, as reasonably determined by Harbinger and notified to the Stockholder.

     "Common Stock" means the Voting Common Stock and the Non-Voting Common
Stock.

     "Communications Act" means the Communications Act of 1933, as amended, and the rules and published policies of the FCC promulgated thereunder.

     "Company" has the meaning set forth in the recitals.

     "Company Consent" has the meaning set forth in Section 3.1(f).

     "Collateral Agent" means the Collateral Agent specified in the Pledge Agreement.

     "Equity Security" means any stock, partnership interest (whether general or limited), limited liability company interest, membership interest, beneficial interest or similar security; any security convertible, with or without consideration, into such a security, or carrying any warrant, option or right to subscribe to or purchase such a security; or any such warrant, option or right.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FCC" means the United States Federal Communications Commission.

     "FCC Approval" means the consent and other actions of the FCC (including any action duly taken by the FCC's staff pursuant to delegated authority) (a) authorizing Harbinger to own up to 100% of the Common Stock of the Company; and
(b) with respect to any other applications or petitions as may be required to be filed with the FCC to consummate the transactions contemplated by this Agreement.

     "Final Settlement Date" means the final date as of which the Collateral Agent has transferred and delivered all the Pledged Property to Harbinger Master and Harbinger Special or to such other Person or Persons to whom the Collateral Agent shall have sold the Pledged Property in accordance with the terms of the Pledge Agreement.

     "Foreign Ownership Ruling" means the Order and Declaratory Ruling, File Nos. ISP-PDR-20070314-00004 and ISP-PDR-20080111-00001, FCC 08-77, adopted by the FCC on March 7, 2008.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Entity" means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, local, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

     "Harbinger" has the meaning set forth in the preamble.

     "Harbinger Master" has the meaning set forth in the preamble.

     "Harbinger Special" has the meaning set forth in the preamble.

     "Indemnified Party" has the meaning set forth in Section 6.2(a).

     "Indemnifying Party" has the meaning set forth in Section 6.2(a).

     "Initial Shares" means 15,719,337 Purchased Shares, which shall be purchased from the Stockholder and delivered to Harbinger on the Closing Date.

     "Law" means any constitution, treaty, statute, law, ordinance, regulation, rule, standard, code, rule of common law, order or other requirement or rule enacted or promulgated by any Governmental Entity.

     "Lien" means, with respect to any of the Shares, any lien, mortgage, pledge, charge, security interest, proxy, voting agreement, voting trust or encumbrance of any kind in respect of such Shares, whether or not filed, recorded or otherwise perfected under applicable law, and any agreement to give any security interest.

     "Losses" has the meaning set forth in Section 6.2(a).

     "Millenium" has the meaning set forth in the recitals.

     "Non-Cash Distributions" has the meaning set forth in Section 2.4.

     "Non-Voting Common Stock" has the meaning set forth in the recitals.

     "Och Ziff" has the meaning set forth in the recitals.

     "Organizational Documents" means as to any Person, the certificate of or articles of incorporation, certificate of limited partnership, certificate of formation, articles of organization, operating agreement, limited partnership agreement, limited liability company agreement, stockholders agreements or bylaws or other similar documents of such Person, as applicable.

     "Other Shares" means the Shares minus the Purchased Shares.

     "Other Purchase Agreements" means the Purchase Agreements between the Stockholder and each of Solus, Och Ziff, Millenium and George Haywood, each in substantially the form of this Agreement, pursuant to which the Stockholder shall sell the Other Shares to each of Solus, Och Ziff, Millenium and George Haywood and as further specified on Schedule A hereto.

     "Party" and "Parties" have the meanings set forth in the preamble.

     "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, variable interest entity, trust, unincorporated organization, Governmental Entity or other entity.

     "Pledge Agreement" means the Pledge Agreement dated as of the Closing Date by and between the Parties and the Collateral Agent, in the form of Annex A.

     "Pledged Property" has the meaning set forth in the Pledge Agreement.

     "Purchased Shares" has the meaning set forth in Section 2.1.

     "Purchase Price" means an amount equal to the number of Purchased Shares multiplied by $4.15.

     "Remaining Shares" means 7,656,737 Shares (the Purchased Shares less the Initial Shares).

     "SEC" means the United States Securities and Exchange Commission.

     "Shares" has the meaning set forth in the recitals.

     "Solus" has the meaning set forth in the recitals

     "Stockholder" has the meaning set forth in the preamble.

     "Subsidiary" means any corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, variable interest entity, trust, or other organization, whether incorporated or unincorporated, (x) of which the Company or any other Subsidiary of the Company is a general partner, or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or organization, is directly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries or (z) of which the Company or any other Subsidiary of the Company is the primary beneficiary.

     "Termination Date" has the meaning set forth in Section 3.3(a).

     "Transfer" means to sell, give, donate, pledge, grant a security interest in, encumber or otherwise transfer any Shares or any interest in any Shares.

     "Third Party Claim" has the meaning set forth in Section 6.2(b).

     "Voting Common Stock" means the voting common stock, par value $0.01 per share, of the Company.

     Section 1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:

     (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

     (b) Annexes. The Annexes to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Annex but not otherwise defined therein are used therein with the definition set forth in the body of this Agreement.

     (c) Gender. Any reference in this Agreement to gender shall include all genders.

     (d) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Article", "Section" or "Annex" are to the corresponding Article, Section or Annex of this Agreement unless otherwise specified.

     (e) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

     (f) Including. The word "including" or any variation thereof means "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

     (g) No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

                                   ARTICLE 2
                           PURCHASE AND SALE OF SHARES

     Section 2.1 Purchased Shares. Harbinger agrees to purchase 23,376,074 Shares (the "Purchased Shares"), such Purchased Shares to be allocated between Harbinger Master and Harbinger Special as specified on Schedule A hereto.

     Section 2.2 Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained herein, the closing of the sale of the Initial Shares to Harbinger (the "Closing") shall occur on the Closing Date. At the Closing, to be held at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA 02110 (or such other place as the Parties shall agree), (i) the Stockholder shall indefeasibly sell, grant, assign, convey, transfer and deliver to Harbinger Master, and Harbinger Master shall purchase, acquire and accept from the Stockholder (free and clear of all Liens), all of the Stockholder's right, title and interest in and to the number of Initial Shares set forth opposite Harbinger Master's name on the attached Schedule A, (ii) the Stockholder shall indefeasibly sell, grant, assign, convey, transfer and deliver to Harbinger Special, and Harbinger Special shall purchase, acquire and accept from the Stockholder (free and clear of all Liens), all of the Stockholder's right, title and interest in and to the number of Initial Shares set forth opposite Harbinger Special's name on the attached Schedule A, (iii) the Stockholder, Harbinger Master, Harbinger Special and the Collateral Agent shall enter into the Pledge Agreement with respect to the Remaining Shares, and (iv) Harbinger shall pay to the Stockholder the aggregate Purchase Price for all of the Purchased Shares; provided, that the actual delivery from Stockholder to Harbinger of the Initial Shares as contemplated by subsections (i) and (ii) may occur as promptly as practicable following receipt of instructions from Harbinger, but in no event later than four (4) Business Days after the Closing.

     Section 2.3 Deliveries by the Stockholder and Harbinger at the Closing. As promptly as practicable following receipt of instructions from Harbinger, but in no event later than four (4) Business Days after the Closing, (i) the Stockholder shall deliver to Harbinger Master any and all instruments reasonably necessary to effect the indefeasible transfer to Harbinger Master of the Initial Shares being purchased by Harbinger Master from the Stockholder and to cause such Initial Shares to be registered in the name of Harbinger Master or such nominee or nominees as Harbinger Master may specify to the Stockholder in writing, (ii) the Stockholder shall deliver to Harbinger Special any and all instruments reasonably necessary to effect the indefeasible transfer to Harbinger Special of the Initial Shares being purchased by Harbinger Special from the Stockholder and to cause such Initial Shares to be registered in the name of Harbinger Special or such nominee or nominees as Harbinger Special may specify to the Stockholder in writing. At the Closing, (i) the Stockholder shall deliver to the Collateral Agent certificates representing the Remaining Shares together with signed stock powers and any other instruments executed in blank necessary to permit the Collateral Agent to effect the delivery and transfer of the Remaining Shares in accordance with the terms of the Pledge Agreement and to permit the Collateral Agent to effect the registration of the Remaining Shares in the name of Harbinger Master and Harbinger Special or such other Person or Persons to whom the Collateral Agent may sell the Remaining Shares; and (ii) Harbinger shall pay the aggregate Purchase Price for all the Purchased Shares to the Stockholder by wire transfer of immediately available funds to one account specified in writing by the Stockholder to Harbinger at least three Business Days prior to the Closing Date. In addition, at the Closing the Stockholder and Harbinger shall deliver the instruments referred to in Sections 3.1 and 3.2.

     Section 2.4 Adjustments. If prior to the Closing Date the Company shall effect any split, combination or reclassification of its Non-Voting Common Stock, or declare or pay any non-cash dividend or other distribution payable to the holders of its Non-Voting Common Stock in additional shares of Common Stock, other securities or other property, then (i) Harbinger's right to purchase the Shares shall extend to all additional shares of Common Stock, other securities and other property payable to the Stockholder with respect to the Shares as a result of such split, combination, reclassification, dividend or distribution and (ii) the Purchase Price shall be adjusted in accordance with standard market adjustments to account for the overall economic effect of such split, combination, reclassification, dividend or distribution.

     Section 2.5 Pledge of Remaining Shares. If prior to the Final Settlement Date the Company effects any split, combination or reclassification of its Non-Voting Common Stock or declares or pays any dividend or other distribution payable to the holders of its Non-Voting Common Stock in additional shares of Common Stock, other securities or other property other than cash dividends ("Non-Cash Distributions"), then the Stockholder shall promptly deliver any such Non-Cash Distributions to the Collateral Agent to be held, delivered and transferred in accordance with the terms of the Pledge Agreement. The Collateral Agent shall hold the Pledged Property in accordance with the terms of the Pledge Agreement. Upon receipt of written notice from Harbinger that Harbinger has received FCC Approval to acquire the Pledged Property or that Harbinger has determined that it may acquire the Pledged Property without FCC Approval, the Collateral Agent shall transfer and deliver the Pledged Property to, and effect the registration of the Pledged Property in the name of, Harbinger Master, Harbinger Special or such of their respective nominees as they may designate. Upon receipt of written notice from Harbinger that Harbinger has failed to receive required FCC Approval to acquire the Pledged Property or has determined that it will not seek, or has abandoned efforts to seek, required FCC Approval to acquire the Pledged Property, the Collateral Agent shall sell the Pledged Property and remit the proceeds of such sale to Harbinger. In connection with any such sale or sales, the Collateral Agent shall consult with Harbinger but shall not take any directions from Harbinger. Notwithstanding the foregoing, (a) Harbinger agrees that it shall not instruct the Collateral Agent to transfer, deliver or effect the registration of any of the Pledged Property in the name of Harbinger Master, Harbinger Special or their respective nominees without Harbinger's first having obtained any necessary FCC Approval to acquire the Pledged Property and (b) Harbinger shall not have the power to direct the Collateral Agent to transfer and deliver the Pledged Property to, and effect the registration of the Pledged Property in the name of, Harbinger Master, Harbinger Special or their respective nominees or to sell the Pledged Property unless and until the Collateral Agent determines that such disposition would not violate the Communications Act. Except upon the occurrence of an Event of Default and as explicitly provided in the Pledge Agreement, until such time as the Collateral Agent transfers and delivers the Pledged Property in accordance with the terms of the Pledge Agreement, (x) title to the Pledged Property shall remain in the Stockholder and the Pledged Property shall remain registered on the books of the Company in the name of the Stockholder or its nominee; (y) the Stockholder shall have the right to vote the Remaining Shares and any other voting securities included within the Pledged Property; and (z) the Stockholder shall have the right to receive any cash dividends declared or paid by the Company with respect to the Remaining Shares and any other Pledged Property.

     Section 2.6 Other Shares. The Stockholder agrees to hold the Other Shares for sale to the Other Purchasers in accordance with the terms of the Other Purchase Agreements through and including September 15, 2008. In the event the Stockholder and any or all of the Other Purchasers fail to consummate the sale of any or all of the Other Shares pursuant to the Other Purchase Agreements, Harbinger may, at its option, (1) (i) decrease the number of Initial Shares and proportionately increase the number of Remaining Shares, and (ii) decrease the number of Purchased Shares to be exchanged for shares of Voting Common Stock pursuant to the agreement contemplated by Section 3.1(f) hereof, and/or (2) through the date that is three (3) Business Days after September 15, 2008, purchase some or all of the Other Shares on the same terms and subject to the same conditions as the purchase of the Purchased Shares pursuant to this Agreement. In the event Harbinger purchases any or all of the Other Shares pursuant to this Section 2.6, such Other Shares shall be deemed Purchased Shares, the number of Purchased Shares shall be increased by the number of such Other Shares, and the number of Remaining Shares shall be increased by that number of such Other Shares as is required pending receipt of the FCC Approval.

                                   ARTICLE 3
                        CONDITIONS PRECEDENT; TERMINATION

     Section 3.1 Conditions Precedent to Harbinger's Purchase of the Purchased Shares. The obligations of Harbinger to purchase and pay for the Purchased Shares are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Harbinger in its sole discretion):

     (a) the representations and warranties of the Stockholder contained in
Section 4.1(a) shall have been true and correct, and the other representations and warranties of the Stockholder contained in this Agreement shall have been true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the such date;

     (b) the Stockholder shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Stockholder on or prior to the Closing Date;

     (c) Harbinger shall have received a certificate of the Stockholder, in form and substance reasonably satisfactory to Harbinger, dated the Closing Date, to the effect that each of the conditions specified in Section 3.1(a) and Section 3.1(b) has been satisfied by the Stockholder;

     (d) Harbinger shall have received an opinion of legal counsel to the Stockholder as to the matters listed in Annex B;

     (e) there shall not be in effect any order by any court or any other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the sale of the Initial Shares by the Stockholder to Harbinger, the purchase of the Initial Shares by Harbinger from the Stockholder, the pledge and subsequent delivery of the Remaining Shares by the Stockholder for the benefit of Harbinger or the payment of the aggregate Purchase Price for all of the Purchased Shares by Harbinger to the Stockholder;

     (f) the Company shall have executed an agreement with Harbinger, in the form attached hereto as Annex C;

     (g) on the Closing Date, the Stockholder and the Collateral Agent shall have executed the Pledge Agreement; and

     (h) the Company shall have delivered to the Stockholder certificates representing the Shares in appropriate denominations to enable the Stockholder to convey to Harbinger the appropriate numbers of Initial Shares, and to deliver to the Collateral Agent certificates representing the Remaining Shares.

     Section 3.2 Conditions Precedent to the Stockholder's Sale of the Purchased Shares. The obligations of the Stockholder to sell the Purchased Shares to Harbinger are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Stockholder in its sole discretion):

     (a) the representations and warranties of Harbinger contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the such date;

     (b) Harbinger shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Harbinger on or prior to the Closing Date;

     (c) the Stockholder shall have received a certificate of Harbinger, in form and substance reasonably satisfactory to the Stockholder, dated the Closing Date, to the effect that each of the conditions specified in Section 3.2(a) and
Section 3.2(b) has been satisfied;

     (d) there shall not be in effect any order by any court or any other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the sale and delivery of the Initial Shares by the Stockholder to Harbinger, or the pledge and subsequent delivery of the Remaining Shares by the Stockholder for the benefit of Harbinger, or the payment of the aggregate Purchase Price for all the Purchased Shares by Harbinger to the Stockholder;

     (e) the Company shall have executed the Company Consent in the form of Annex C; and

     (f) on the Closing Date, Harbinger and the Collateral Agent shall have executed the Pledge Agreement.

     Section 3.3 Termination. This Agreement may be terminated as follows:

     (a) by any Party, if the Closing shall not have occurred by the date that is 90 days after the date hereof (the "Termination Date"), provided that the failure of the closing to have occurred shall not have been proximately caused by a material breach of this Agreement by the Party seeking to terminate pursuant to this Section 3.3(a);

     (b) by Harbinger, prior to the Closing Date, if the Stockholder shall have materially breached any of its covenants or agreements hereunder, or if any of its representations and warranties hereunder shall have been materially breached, and such breach shall not have been cured within 30 days or by the Termination Date, or shall be, by its nature, incapable of being so cured;

     (c) by the Stockholder, prior to the Closing Date, if Harbinger shall have materially breached any of its covenants or agreements hereunder, or if any of its representations and warranties hereunder shall have been materially breached, and such breach shall not have been cured within 30 days or by the Termination Date, or shall be, by its nature, incapable of being so cured;

     (d) by any Party, prior to the Closing Date, if any court or any other Governmental Entity of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the delivery of the Initial Shares, and the pledge and subsequent delivery of the Remaining Shares by the Stockholder for the benefit of Harbinger, or the payment of the aggregate Purchase Price for all the Purchased Shares by Harbinger to the Stockholder, and such order shall have become final and not subject to appeal.

     Section 3.4 Effect of Termination. In the event this Agreement is terminated pursuant to Section 3.3, it shall thereafter have no further effect; provided, however, that no Party shall be relieved of liability for its prior breach hereof.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Harbinger as follows:

     (a) Ownership of Shares. The Stockholder owns, as of the date hereof, and will continue to own (i) through the Closing Date, good and valid title to the Initial Shares, free and clear of any Liens, and (ii) through the Final Settlement Date, good and valid title to the Remaining Shares, free and clear of any Liens, except for the security interest granted in favor of the Collateral Agent pursuant to the Pledge Agreement. Except for the Shares, neither the Stockholder nor any of its Affiliates owns any Equity Security of the Company or any Subsidiary of the Company. On the Closing Date the Stockholder will have transferred to Harbinger, and Harbinger will have acquired, good and valid title to the Initial Shares, free and clear of all Liens. On the Final Settlement Date, Harbinger (or such Person or Persons to whom the Collateral Agent may sell the Remaining Shares in accordance with the Pledge Agreement) will acquire good and valid title to the Remaining Shares, free and clear of all Liens, except for any Liens arising as a result of any actions by Harbinger or such other Person acquiring such title; provided, that with respect to the acquisition of good and valid title in the event the Collateral Agent sells the Remaining Shares to a Person other than Harbinger, that the acquisition of such good and valid title assumes the due authorization, execution and delivery of all documents required to be authorized, executed and delivered by such Person in connection with such sale. Except as provided in the Foreign Ownership Ruling and Section 310(b) of the Communications Act, neither the Stockholder nor the Shares are subject to any contract, agreement or other understanding to which the Stockholder or any of its Affiliates is a party that will restrict the right of Harbinger to sell or otherwise Transfer any of the Shares or any interest in the Shares.

     (b) Organization and Good Standing of the Stockholder. The Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own the Shares and to consummate the transactions contemplated by this Agreement and the Pledge Agreement.

     (c) Authority. The Stockholder has all requisite power, authority and legal capacity to enter into this Agreement and the Pledge Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Pledge Agreement by the Stockholder, the performance of the Stockholder's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Stockholder. This Agreement and the Pledge Agreement have been duly executed and delivered by the Stockholder, and, assuming the due authorization, execution and delivery of this Agreement and the Pledge Agreement by Harbinger, constitute valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to enforcement of creditors' rights generally and by general principles of equity.

     (d) No Conflict; Consents. The execution and delivery by the Stockholder of this Agreement and the Pledge Agreement do not, and, assuming receipt of the Company Consent, the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate or constitute a breach or default under the Organizational Documents of the Stockholder or any agreement to which the Stockholder is a party or to which any of the Shares are subject, or (ii) assuming receipt of FCC Approval with respect to the Remaining Shares, violate any judgment, order, decree or Law applicable to the Stockholder. Except for FCC Approval with respect to the Remaining Shares and the Company Consent, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or other Person is required to be obtained in connection with the execution and delivery of this Agreement and the Pledge Agreement by the Stockholder or the performance of the Stockholder's obligations hereunder and thereunder.

     (e) No Brokers. Excluding the fee to be paid in accordance with Section 5.3, no agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Stockholder or any of their Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

     (f) Experience; Non-Reliance. The Stockholder: (i) has sufficient knowledge and experience in investing so as to be able to evaluate the risks and merits of the sale of the Purchased Shares to Harbinger; (ii) has the capacity to protect its own interests; (iii) has adequate information in order to make an informed decision regarding the sale of the Purchased Shares; (iv) in deciding to sell the Purchased Shares is not relying on any representation or warranty by or from Harbinger except as expressly set forth in this Agreement; (v) acknowledges that Harbinger has not given Stockholder any recommendation with respect to any aspect of the sale of the Purchased Shares; and (vi) acknowledges that Harbinger may have access to material non-public information relating to the Company, and further acknowledges and agrees that the Stockholder is not relying on the disclosure by Harbinger of any such information in deciding to sell the Purchased Shares and waives any claim that it may have against Harbinger with respect to the non-disclosure of any such information.

     Section 4.2 Representations and Warranties of Harbinger. Harbinger represents and warrants to the Stockholder as follows:

     (a) Organization and Good Standing. Each of Harbinger Master and Harbinger Special is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to consummate the transactions contemplated by this Agreement and the Pledge Agreement.

     (b) Authority. Each of Harbinger Master and Harbinger Special has all requisite power, authority and legal capacity to enter into this Agreement and the Pledge Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Pledge Agreement by Harbinger Master and Harbinger Special, the performance of the obligations of Harbinger Master and Harbinger Special hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Harbinger Master and Harbinger Special. This Agreement and the Pledge Agreement have been duly executed and delivered by each of Harbinger Master and Harbinger Special, and, assuming the due authorization, execution and delivery of this Agreement and the Pledge Agreement by the Stockholder, constitute valid and binding obligations of Harbinger Master and Harbinger Special, enforceable against Harbinger Master and Harbinger Special in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to enforcement of creditors' rights generally and by general principles of equity.

     (c) No Conflict; Consents. The execution and delivery by Harbinger Master and Harbinger Special of this Agreement and the Pledge Agreement do not, and, assuming receipt of the Company Consent, the consummation of the transactions contemplated herby will not (i) conflict with, violate or constitute a breach or default under the Organizational Documents of Harbinger Master or Harbinger Special or any agreement to which either of them is a party, or (ii) assuming receipt of FCC Approval with respect to the Remaining Shares, violate any judgment, order, decree or Law applicable to Harbinger Master or Harbinger Special. Except for FCC Approval with respect to the Remaining Shares and the Company Consent, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or other Person is required to be obtained in connection with the execution and delivery of this Agreement by Harbinger Master or Harbinger Special or the performance of their obligations hereunder.

     (d) No Brokers. Except for the fee paid to Tejas Securities Group, Inc. in accordance with Section 5.3 hereof, the fees and expenses of which shall be paid by Stockholder or its Affiliates, no agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of Harbinger Master or Harbinger Special or any of their Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

     (e) Securities Matters. Each of Harbinger Master and Harbinger Special:

          (i) is an "accredited investor" as such term is defined under Rule 501 under the Securities Act, and has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment in the Purchased Shares;

          (ii) understands that ownership of the Shares involves substantial risk and is capable of bearing the economic risks associated with the investment in the Purchased Shares for an indefinite period;

          (iii) is acquiring the Purchased Shares for its own account, for investment and not with a view to any public distribution thereof in a matter that would require registration thereof or the transactions contemplated hereby under the Securities Act;

          (iv) does not presently have any reason to anticipate any change in circumstances or other particular occasion or event which would cause it to sell the Purchased Shares other than in compliance with the requirements of the Securities Act or pursuant to an exemption therefrom;

          (v) has no contract, undertaking, agreement, understanding or arrangement with any Person to Transfer to any Person any part or all of the Purchased Shares being acquired, or any interest therein, and has no present plans to enter into the same;

          (vi) understands that the sale of the Purchased Shares by the Stockholder has not been registered under the Securities Act, and that the Purchased Shares must continue to be held by Harbinger unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

          (vii) understands that the certificates evidencing the Purchased Shares shall bear a restricted legend to the effect set forth in the preceding paragraph;

          (viii) is an existing holder of a significant amount of stock of the Company, has reviewed information regarding the Company available to the public or otherwise available to it which it deems sufficient, is relying solely upon the advice of its own financial, legal and tax advisors, has made its own independent investigation and evaluation of the merits and risks of the investments in the Purchased Shares and acknowledges that it has not received, and is not relying on, any information from the Stockholder or its Affiliates concerning the Company in making its decision to purchase the Purchased Shares and enter into this Agreement; and

          (ix) acknowledges that the Stockholder is relying on the representation and warranties of Harbinger contained in this Section 4.2(e) and would not consummate the transactions contemplated by this Agreement, in the absence of the representations and warranties of Harbinger contained in this
Section 4.2(e).

     (f) Harbinger has on hand sufficient unrestricted cash to pay the Purchase Price.

                                    ARTICLE 5
                                    COVENANTS

     Section 5.1 Notice. Each of the Stockholder and Harbinger shall promptly advise the other in writing (i) of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) of the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim or legal proceeding commenced against any such Party relating to this Agreement or the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations or warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

     Section 5.2 Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Parties shall use its reasonable best efforts to cause the Company to grant the Company Consent.

     Section 5.3 Placement Fee. Within one (1) Business Day after (i) the Closing has occurred and (ii) the transactions contemplated by each of the Other Purchase Agreements have been consummated, as consideration for the valuable financial and advisory services rendered to Harbinger and the Other Purchasers in connection with the transactions contemplated by this Agreement, the Stockholder or its Affiliates shall pay to Tejas Securities Group, Inc. a placement fee equal to $0.04 per Purchased Share.

     Section 5.4 Publicity. None of the Parties shall issue, or permit any of their respective Affiliates to issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties (not to be unreasonably withheld or delayed), unless disclosure is otherwise required by applicable law or stock exchange rules, provided that, to the extent required by applicable law or stock exchange rules, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable law to consult with the other Parties with respect to the text thereof.

     Section 5.5 [Intentionally omitted]

     Section 5.6 No Transfers of Shares. Prior to the Closing Date, except for this Agreement, the Pledge Agreement and the consummation of the transactions contemplated herein and therein, the Stockholder shall not (i) Transfer or consent to the Transfer of, any Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any Shares or any interest therein (other than pursuant to this Agreement), (iii) grant any proxy, power or attorney or other authorization in or with respect to any Shares, or (iv) deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares. Prior to the Final Settlement Date, except for this Agreement, the Pledge Agreement and the consummation of the transactions contemplated herein and therein, the Stockholder shall not (i) Transfer or consent to the Transfer of, any Remaining Shares or other Pledged Property or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any Remaining Shares or other Pledged Property or any interest therein, (iii) grant any proxy, power or attorney or other authorization in or with respect to any Remaining Shares or any other voting securities included within the Pledged Property that will not by its terms expire before the Final Settlement Date, (iv) deposit any Remaining Shares into a voting trust or enter into a voting agreement with respect to any Remaining Shares that will not by its terms expire before the Final Settlement Date, (v) exchange any voting securities included as part of the Pledged Property for non-voting securities, or (vi) exchange any non-voting securities included as part of the Pledged Property for voting securities.

     Section 5.7 Vote Regarding Charter Amendment. The Stockholder hereby covenants and agrees at any vote of the stockholders of the Company thereon at which the Stockholder is entitled to vote any of the Shares to vote all such Shares in favor of the proposed amendment to the Company's Certificate of Incorporation in order to increase the number of shares of Non-Voting Common Stock authorized for issuance from 100,000,000 to 125,000,000, as set forth in more detail in the Company's preliminary proxy statement filed with the SEC on August 22, 2008.

                                    ARTICLE 6
                                 INDEMNIFICATION

     Section 6.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of 12 months after the Final Settlement Date. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing for a period of 12 months after the Final Settlement Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Final Settlement Date, which shall remain in full force and effect for a period of 12 months following the date by which such covenant or agreement is required to be performed. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

     Section 6.2 Indemnification; Procedures for Indemnification.

     (a) Subject to the limitations of this Article 6, the Stockholder (an "Indemnifying Party") shall indemnify and hold harmless Harbinger and Harbinger's officers, directors, employees, agents, successors, assigns and Affiliates (each, an "Indemnified Party"), and Harbinger (an "Indemnifying Party") shall indemnify and hold harmless the Stockholder and the Stockholder's officers, directors, employees, agents, successors, assigns and Affiliates (each, an "Indemnified Party") against any losses, claims, damages, liabilities, actions, judgments, causes of action, losses of the benefit of the bargain, costs or expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") (net of amounts actually received by the Indemnified Party in indemnification or insurance from third parties) asserted against, resulting from, imposed upon, or incurred or suffered by the Indemnified Party as a result of or relating to any breach by any Indemnifying Party of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (b) If an Indemnified Party receives notice from any third party with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against the Indemnifying Party under Section 6.2(a), then the Indemnified Party shall promptly (but in any event no later than 10 days after receipt of such notice) notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Article 6 unless (and then solely to the extent that) the Indemnifying Party is thereby prejudiced.

     (c) The Indemnifying Party shall have the right (except as otherwise provided herein) to assume the defense of the Third-Party Claim with counsel of its choice, who shall be reasonably satisfactory to the Indemnified Party, at any time within 15 days after the Indemnified Party has given notice to the Indemnifying Party of the Third-Party Claim; provided, however, that the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third-Party Claim. Notwithstanding the foregoing the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim (i) if the Indemnifying Party does not timely assume the defense of such Third-Party Claim, (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the counsel to the Indemnifying Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (iii) to the extent the Third-Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, in the reasonable judgment of the Indemnified Party, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party. In any such case, the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the sole cost and expense of the Indemnifying Party.

     (d) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 6.2(c), the Indemnifying Party shall have the sole authority to, and shall be permitted to, consent to the entry of judgment or enter into any settlement or compromise which the Indemnifying Party deems appropriate and which will not require any payment by, or equitable or other relief against, the Indemnified Party, provided that, without the written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to any Third-Party Claim that (i) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all liabilities in respect of such Third-Party Claim, (ii) does contain any admission of wrongdoing by or guilt of any Indemnified Party or (iii) includes specific performance or any other form of non-monetary relief to be performed in any part by the Indemnified Party.

     (e) The Indemnifying Party shall reimburse the Indemnified Party for his, her or its reasonable legal and other fees, costs and expenses (including the cost of any investigation or preparation) relating to any matter for which the Indemnified Party is entitled to indemnification pursuant to this Article 6 reasonably promptly after bills are received or expenses are incurred.

     Section 6.3 Limitations.

     (a) The aggregate liability of the Stockholder, on the one hand, or Harbinger, on the other hand, pursuant to this Article 6 in respect of breaches of representations and warranties shall in no event exceed the Purchase Price.

     (b) In no event shall any Indemnified Party be entitled under this Article 6 to recover any punitive, exemplary or other special damages, damages representing lost profits, revenue, income or opportunities, business interruption, or harm to reputation, or any similar amounts.

     (c) Except for specific performance and as explicitly provided in the Pledge Agreement, indemnification pursuant to this Article 6 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties and their employees, directors, officers, agents and other representatives in respect of any breach this Agreement.

                                    ARTICLE 7
                                  MISCELLANEOUS

     Section 7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

     Section 7.2 Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County, City and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such Party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.3.

     Section 7.3 Notices. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), or (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), addressed as follows (or to such other address as the recipient Party may have furnished to the sending Party for the purpose pursuant to this Section):

               If to Harbinger to:

               c/o Harbinger Capital Partners Funds
               555 Madison Avenue, 16th Floor
               New York, NY  10022
               Attention: Jeffery T. Kirshner, Esq.

               with a copy, which shall not constitute notice, sent at the same time and by the same means to:

               Harbert Management Corporation
               2100 Third Avenue North, Suite 600
               Birmingham, AL 35203
               Attention: General Counsel

               and

               Weil, Gotshal & Manges LLP
               100 Federal Street
               Boston, MA 02110
               Attention: Joseph J. Basile

               If to the Stockholder, to:

               Motient Ventures Holding Inc.
               c/o TerreStar Corporation
               12010 Sunset Hills Road
               Reston, VA 20910
               Attention: General Counsel

               with a copy, which shall not constitute notice, sent at the same time and by the same means to:

               Gibson, Dunn & Crutcher LLP
               200 Park Avenue
               New York, NY 10166
               Attention: David M. Wilf

     Any Party may change the Person(s) and the address(es) to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

     Section 7.4 Further Assurances. Each of the Parties shall, upon request of another Party, execute and deliver to the requesting Party and to the Collateral Agent any additional documents and take such further actions (including delivering instructions to any depositary or securities intermediary or the Company) as the requesting Party or the Collateral Agent may deem to be necessary or desirable to effect the transactions contemplated by this Agreement and the Pledge Agreement.

     Section 7.5 Specific Performance. The Stockholder acknowledges that it will be impossible to measure in money the damages to Harbinger if the Stockholder fails to comply with its obligations under this Agreement, and that, in the event of any such failure, Harbinger will not have an adequate remedy at law. Accordingly, the Stockholder agrees that injunctive or other equitable relief, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Harbinger has an adequate remedy at law. The Stockholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Harbinger's seeking or obtaining such equitable relief.

     Section 7.6 Assignments. This Agreement will bind and inure to the benefit of the Parties and their respective successors, and permitted assigns. No Party will assign any rights or delegate any obligations hereunder without the consent of the other Parties, other than in the case of Harbinger, which shall have the right to assign any or all of its rights and/or delegate its obligations to any fund affiliated with Harbinger Master or Harbinger Special. Except as otherwise expressly provided herein, nothing in this Agreement is intended to or will confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

     Section 7.7 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart. Facsimile and PDF signatures hereto shall be deemed to be of the same force and effect as originals.

     Section 7.8 Waivers. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving Party. No failure or other delay by any Party in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 7.9 Entire Agreement. This Agreement and the Pledge Agreement contains the entire understanding and agreement between the Stockholder, on the one side, and Harbinger, on the other side, and supersedes any prior understandings or agreements between the Stockholder, on the one side, and Harbinger, on the other side, with respect to the subject matter hereof.

     Section 7.10 Amendments in Writing. This Agreement may not be amended, modified or supplemented except by a writing duly executed by all of the Parties.

     Section 7.11 Legal Fees. Each of the Parties acknowledges and agrees that such Party is responsible for bearing and paying its own legal fees and expenses incurred in connection with negotiating, executing and implementing this Agreement. Nothing in this Section 7.11 shall preclude a Party from making a claim for or recovering legal expenses incurred in connection with enforcement of its rights and remedies under this Agreement in a court of law or other legal proceeding, arbitration or mediation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

                                      HARBINGER CAPITAL PARTNERS
                                      MASTER FUND I, LTD.

                                      By: Harbinger Capital Partners Offshore
                                          Manager, L.L.C., as investment Manager

                                      By:
                                          ------------------------------------
                                      Name:
                                      Title:


                                      HARBINGER CAPITAL PARTNERS SPECIAL
                                      SITUATIONS FUND, L.P.
                                      By: Harbinger Capital Partners Special
                                          Situations GP, LLC, as general partner

                                      By:
                                          ------------------------------------
                                      Name:
                                      Title:


                                      MOTIENT VENTURES HOLDING INC.

                                      By:
                                          ------------------------------------
                                      Name:
                                      Title:

SK 03773 0003 919105